Supplement to Prospectus Supplement Dated April 22, 2003
(To Prospectus Dated March 19, 2003)

Washington Mutual MSC Mortgage Pass-Through Certificates,
Series 2003-MS8

Washington Mutual Mortgage Securities Corp.

Depositor and Master Servicer

$458,887,611
(Approximate)

This Supplement to Prospectus Supplement has been prepared for use by an affiliate of the Registrant in market-making transactions.

The following paragraph is added before the final paragraph on page S-1:

This prospectus supplement and the accompanying prospectus may be used by WaMu Capital Corp. or another affiliate of Washington Mutual Mortgage Securities Corp. in connection with offers and sales of an indeterminate amount of the certificates in market-making transactions. In these transactions, WaMu Capital Corp. or another affiliate may act as principal or agent and the sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

The following section is added after the final paragraph under the heading “Important Notice About Information Presented in this Prospectus Supplement and the Accompanying Prospectus” on page S-2:

Incorporation of Documents by Reference

We “incorporate by reference” into this prospectus supplement the information we file with the Securities and Exchange Commission with respect to the offered certificates, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus supplement from the date it was filed, unless we update or supersede that information by information we file subsequently that is incorporated by reference into this prospectus supplement. We incorporate by reference into this prospectus supplement any documents filed by us with the Securities and Exchange Commission with respect to the offered certificates under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of the offering of the offered certificates.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request, copies of any or all of the documents that have been incorporated by reference into this prospectus supplement. Requests should be directed to Washington Mutual Mortgage Securities Corp., Attn: Bacc Alexander, 75 North Fairway Drive, VHJ1C01, Vernon Hills, Illinois 60061, Telephone: (847) 393-5686.

The following paragraph is added after the first paragraph under the heading “Method of Distribution” on page S-70:

This prospectus supplement and the accompanying prospectus may be used by WaMu Capital Corp., an affiliate of Washington Mutual Mortgage Securities Corp., or another affiliate of Washington Mutual Mortgage Securities Corp. in connection with offers and sales of an indeterminate amount of the certificates in market-making transactions. In these transactions, WaMu Capital Corp. or another affiliate may act as principal or agent and the sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

The date of this Supplement is June 13, 2003.